                                       FOR IMMEDIATE RELEASE

                                       December 11, 2006

Norfolk Southern Announces Planned 2007 Capital Spending

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) plans to spend $1.34 billion in 2007 for capital improvements to its railroad operations and subsidiaries.

         "Our capital budget reflects our commitment to maintain a safe and vibrant rail system to meet the continuing strong demand we anticipate in 2007 and beyond," said Chief Executive Officer Wick Moorman. "We will continue to invest in the infrastructure, equipment and technology necessary to provide the best possible service to our customers."

         The anticipated spending includes $884 million for roadway projects, $401 million for equipment and $55 million for small projects and real estate.

         In roadway improvements, the largest expenditure will be $610 million for rail, crosstie, ballast and bridge programs, including $73 million in infrastructure investments for increased capacity. In addition, $47 million is provided for communications, signal and electrical projects; $41 million for maintenance of way equipment; and $16 million for environmental projects and public improvements such as grade crossing separations and crossing signal upgrades.

         Equipment spending includes $321 million to purchase 53 six-axle locomotives and upgrade existing locomotives. NS will invest in the purchase of 1,300 new higher-capacity coal cars as part of a multiyear program to replace the existing coal car fleet. Other equipment spending includes purchasing 739 freight cars as their leases expire, certifying and rebuilding 388 multilevel automobile racks, and adding supplemental restraints to multilevel racks. In addition, equipment spending includes $60 million for projects related to computers, systems and information technology, which will enhance safety and improve operating efficiency and equipment utilization.

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         The budget contains business development initiatives totaling $97 million, including investments in intermodal terminals and equipment to add capacity to the intermodal network, increased access and capacity for coal traffic, bulk transfer facilities, and vehicle production and distribution facilities.

         Also included is $28 million for public-private partnership projects in which Norfolk Southern is participating with public entities to improve the nation's transportation infrastructure, reduce fuel consumption and air pollution, and relieve highway congestion by moving freight off highways onto rail.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,200 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

         Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in the corporation's filings with the SEC) which could cause actual results to differ.

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Norfolk Southern contacts:

(Media) Robin Chapman, 757-629-2713 (robin.chapman@nscorp.com)

(Investors) Bill Romig, 757-629-2780 (william.romig@nscorp.com)